Exhibit 22.1
Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant

Securities	Guarantors
Certain debt securities issued by Comcast Corporation under the Senior Indenture dated September 18, 2013, as supplemented and amended by the First Supplemental Indenture dated November 17, 2015. The 0.250% Notes due 2027, the 0.750% Notes due 2032, the 1.250% Notes due 2040, the 1.500% Notes due 2029 and the 1.875% Notes due 2036 are listed on the Nasdaq Global Market.
Comcast Cable Communications, LLC and NBCUniversal Media, LLC
Certain debt securities issued by Comcast Corporation under the Indenture, dated January 7, 2003, as supplemented and amended by the First Supplemental Indenture dated March 25, 2003, the Second Supplemental Indenture dated August 31, 2009, the Third Supplemental Indenture dated March 27, 2013 and the Fourth Supplemental Indenture dated October 1, 2015. The 5.50% Notes due 2029 are listed on the New York Stock Exchange.
Comcast Cable Communications, LLC and NBCUniversal Media, LLC
2.0% Exchangeable Subordinated Debentures due 2029 issued by Comcast Holdings Corporation. The securities are listed on the New York Stock Exchange.	Comcast Corporation
9.455% Guaranteed Notes due 2022 issued by Comcast Cable Communications, LLC. The securities are listed on the New York Stock Exchange.	Comcast Corporation and NBCUniversal Media, LLC